EXHIBIT 10(z)

HERMAN MILLER, INC.
COMPENSATION COMMITTEE
PROPOSED RESOLUTION CONCERNING AMENDMENTS TO
THE PROFIT SHARING AND 401(k) PLAN

        The Herman Miller, Inc. Profit Sharing and 401(k) Plan was updated effective June 2, 2002, to comply with the requirements of EGTRRA. A third amendment to the Plan is being proposed to modify Article VI, Section 6.8, Diversification of Company Stock. The amended plan will allow participants with five or more years of service the option to diversify any portion of their Herman Miller stock position in their Profit Sharing Account balance. This amendment may be approved by adopting the following resolution:

RESOLVED, that the third amendment to the Herman Miller, Inc. Profit Sharing and 401(k) Plan (June 2, 2002, Restatement) is approved and the president of the corporation is authorized and directed to sign the amendment on behalf of the corporation.